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                                                                  EXHIBIT 10.11

                               BOARD OF DIRECTORS

                                   STOCK UNIT

                                COMPENSATION PLAN

         SECTION 1. DEFERRAL OF FEES. Any Director of Boyle Leasing Technologies, Inc. (the "Company") shall have certain of the fees payable to him or her deferred and paid as provided in this Plan.

         SECTION 2. DEFERRED FEE ACCOUNTS. There shall be established for each Director a stock unit account, collectively designated as that Director's deferred fee account, to which the following credits shall be made:

               2.1. the sum of three thousand, seven hundred fifty ($3,750.00) dollars per meeting; or

               2.2. for each Committee Chairman, the sum of four thousand, three hundred seventy give ($4,375.00) dollars per meeting.

         Each stock unit in the deferred fee account shall be valued at the time each such credit is made at the then-current private company value of the Company's common stock, as that value is determined from time to time by the Board of Directors. Each such credit shall be made on the actual Board or Committee meeting date. No such credit shall be made if a Director fails to attend a scheduled meeting, unless prevented from attendance by hardship.

         SECTION 3. PAYMENTS.

         Each Director may elect to convert his or her stock units into cash if:

         (a) any person of group acting in concert acquires the right to obtain beneficial ownership of 51% or more of the outstanding shares of the Company's common stock; and

         (b) the per share price paid by such person or group is higher than the value at which the stock unit was granted.

         The amount payable to a Director pursuant to this Plan shall be an amount equal to the price paid by such acquiring person or group. In the event such price is lower than the stock unit value, a Director will not be entitled to any payment.

         SECTION 4. RECAPITALIZATION. If, as a result of a recapitalization of the Company (including a stock dividend, stock split, or other capital change affecting the Company's common stock), the Company's outstanding shares of common stock shall be changed into a greater or smaller number of shares, the number of units then credited to each stock unit account shall be appropriately adjusted on the same basis.

         SECTION 5. DEATH BENEFIT. If a Director dies prior to receipt of all distributions provided for in this Plan, all balances remaining distributable hereunder shall be distributed to such

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beneficiary as the Director shall have designated, in the absence of designation, to the Director's personal representative, (unless the Board of Directors, after consulting the beneficiary, determines to make distribution on a different basis).

         SECTION 6. DIRECTOR'S RIGHTS UNSECURED. The right of any Director or Director's beneficiary to receive distributions under this Plan shall be an unsecured claim against the general assets of the Company. All such stock units shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

         SECTION 7. TERMINATION OF THE PLAN. The Board of Directors at any time, at its discretion, may terminate this Plan. This Plan shall be automatically terminated if any person or group acting in concert acquires the right to obtain beneficial ownership of 51% or more of the outstanding shares of the Company's common stock. In such event, full and prompt distribution shall be made from all Directors' deferred fee accounts. Otherwise, distributions in respect of credits to Directors' deferred fee accounts as of the date of termination shall be made in the manner and at the time prescribed in Section 3.

         SECTION 8. AMENDMENT OF THE PLAN. The Board of Directors of the Company may amend the Plan at any time and from time to time, PROVIDED, HOWEVER, that no amendment affecting credits already made to any director's deferred fee accounts may be made without the consent of that director or, if that director has dies, that director's beneficiary.


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